Exhibit (12)


February 3, 2004


Armada Funds
760 Moore Road
King of Prussia, PA 19406

Ladies and Gentlemen:

                  We have acted as counsel to the Armada Large Cap Growth Fund (the "Acquiring Fund"), a series of Armada Funds (the "Trust"), and the Armada Large Cap Ultra Fund (the "Acquired Fund"), another series of the Trust, in connection with the transfer of all of the assets and liabilities of the Acquired Fund to the Acquiring Fund in exchange for shares of the Acquiring Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund shares (together, the "Reorganization"), pursuant to the Plan of Reorganization, dated as of November 19, 2003, that has been adopted by the Trust (the "Plan"). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

                  For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

                  (i) The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of the Trust to which this opinion is filed as an exhibit (the "Registration Statement"), including the Proxy Statement-Prospectus of the Trust contained therein (the "Proxy-Prospectus").

                  (ii) The representations contained in the letter of representations from the Trust to us, dated February 3, 2004, are accurate.

                  On the basis of the foregoing, we hereby confirm our opinion as set forth under the heading "Information Relating to the Reorganization - Federal Income Taxes" in the Proxy-Prospectus, subject to the limitations set forth therein.
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                  This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in those facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Those laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Information Relating to the Reorganization - Federal Income Taxes" in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                     Very truly yours,



                                     /s/ DRINKER BIDDLE & REATH LLP
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                                     DRINKER BIDDLE & REATH LLP